EXHIBIT 10.14
SINO-FOREIGN EQUITY JOINT VENTURE CONTRACT
Table of Contents
Chapter 1 General Provisions
Chapter 2 Parties to the Joint Venture and the Joint Venture
Chapter 3 Representations and Warranties of the Parties
Chapter 4 Total Amount of Investment and the Registered Capital
Chapter 5 Business Scope and Scale of the Joint Venture
Chapter 6 Operation Premise of the Joint Venture
Chapter 7 Responsibilities of Both Parties to the Joint Venture
Chapter 8 Transfer and Protection of Technologies
Chapter 9 Management on Technologies, Know-How and Patents
Chapter 10 Procurement and Sale of the Joint Venture
Chapter 11 The Board of Directors
Chapter 12 Business Management
Chapter 13 Labor Management
Chapter 14 Annual Operation Plan and Budget
Chapter 15 Taxation, Three Funds and Profit Distribution
Chapter 16 Financial Affairs and Accounting
Chapter 17 Bank Account and Foreign Exchange
Chapter 18 Confidential and Non-Competition Provisions
Chapter 19 The Term of the Joint Venture
Chapter 20 Early Termination
Chapter 21 Dissolution and Liquidation
Chapter 22 Liability for Breach of Contract
Chapter 23 Force Majeure
Chapter 24 Applicable Law
Chapter 25 Special Provisions
Chapter 26 Settlement of Disputes
Chapter 27 Language
Chapter 28 Effectiveness of the Contract and Miscellaneous

Chapter 1 General Provisions
This Sino-Foreign Equity Joint Venture Contract (the “Contract”) is made by and between Liaoning Coal Industry Group Co., Ltd. (“Party A”) and RAE Systems (Asia) Ltd. (“Party B”) through friendly negotiation:
WHEREAS,
1. Party A intends to cooperate closely and exclusively with Party B to run a manufacturing business of safety equipments for coal industry based on its existing subsidiaries like Fushun Plant of Safety Instruments for Coal Mines (“Safety Instruments Plant”) and its subsidiaries and Fushun Coal Mine Safety Instruments Co., Ltd. (“Safety Instruments Company”).
2. Party A will clear up its assets in Safety Instruments Company, Safety Instruments Plant and its subsidiaries, and upon confirmation of all of the good assets by both Parties, will form a “joint venture” with Party B.
3. Party A’s superior governing body, namely, the State-Owned Assets Supervision and Administration Committee of Liaoning Province, has acknowledged Party A’s authority and power to meet the two requirements above.
4. Party B intends to make investment in cash in the joint venture.
Based on the above, in accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, Implementing Rules of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and other relevant regulations promulgated by Chinese government (the “Laws”), Party A and Party B have reached the agreement to jointly invest to establish RAE Coal Mine Safety Instruments (Fushun) Co., Ltd. (the “Joint Venture”) in the People’s Republic of China (“China”).
Article 1 Definition
Unless otherwise indicated, the following terms in this Contract shall have the meanings set forth below:
1. “Affiliated Company” (in terms of either Party) means any company, partnership, joint venture or other entities (not include the Joint Venture) controlling or controlled by the Party or under common control with the Party. Should any person or entity has direct or indirect authority to instruct or lead the management and policy-making of another person or entity, the former shall be deemed as “being controlling” the latter.
2. “Approval Authority” means the Ministry of Commerce of China or local authorities having legal authority to approve the Contract.
3. “Articles of Association” means the Articles of Association of the Joint Venture established on the date of the Contract by Party A and Party B, including the contents amended or restated from time to time by both Parties (see basic terms in Appendix 1 to the Contract).
4. “Business License” means the Business License of People’s Republic of China to the Joint Venture issued by the governing body under the State Administration of Industry and Commerce (the “SAIC”).
5. “Confidential Information” means any technology, know-how, commercial secret, strategic business or market information, business forecast, confidential technique and other technique, data, formula, program, manual, design, sketch, photo, plan, drawing, specification, report, research, finding, non-patent invention and conception, and other information on production, packaging, usage, pricing, sale and marketing, designated as confidential information and offered by any Party or its Affiliated Companies to facilitate the establishment of the Joint Venture, the handling of the related issues and the launch and/or engagement of the business under the Contract or the business under other contracts related to the Contract, regardless of its nature of technology, engineering, operation, commerce or economy. However, the Confidential Information shall not include the information that was in the public domain currently or in the future with due authorization for publication, the information that the receiving Party could prove its possession prior to its obtaining thereof and the information that the receiving Party will obtain from other channels rather than directly or indirectly through the offering Party or any source that is under the confidentiality obligations to the offering Party.
6. “Effective Date” means the date on which the Approval Authority approves this Contract.
7. “Establishment Date” means the date on which the Business License of the Joint Venture is issued.
8. “Force Majeure” means any event beyond the reasonable control and avoidance of a Party, which was unforeseen, and as a result of which either party is unable to perform all of or part of its obligations under this Contract. .
9. “Management Personnel” means any one in a managerial and operational roles who is required to enter into a Employment Agreement for Key Employee with Party B.
10. “Report on Feasibility Study” means the feasibility study report prepared together by Party A and Party B (see Appendix 2 to the Contract).
Chapter 2 Parties to the Joint Venture and the Joint Venture

Article 2	The Parties to this Contract are as follows:

Party A:	Liaoning Coal Industry Group Co., Ltd.

Place of Incorporation: China

Registered Address: No. 13 Xiannongtan Rd. Shenhe District Shenyang City

Legal Representative: Liu Shuyuan
Position: Chairman

Nationality: Chinese

Party B:	RAE Systems (Asia), Ltd.

Place of Incorporation: Hong Kong, China

Registered Address: Room 608,6/F Hong Leong Plaza, 33 Lok Yip Road, Fanling, New Territories, Hong Kong

Legal Representative: Robert Chen
Position: President and Chief Executive Officer
Nationality: U.S.A.

Article 3	The Joint Venture
Name in Chinese:
Name in English: RAE Coal Mine Safety Instruments (Fushun) Co., Ltd.
Registered Address: No. 3, Binhe Rd., Fushun Economic Development Zone, Liaoning Province, China
Production Address: No. 39, Middle Xincheng Rd., Shuncheng District Fushun City, Liaoning Province, China before the construction of the new plant, which will be relocated to the registered address upon the completion of the construction of the new plant.
Article 4 The purpose of the Joint Venture is to strengthen economic cooperation and technical exchanges, to provide Chinese and overseas customers with high quality coal mine safety equipments and to bring in profits to each investor.
Article 5 The Joint Venture is a legal person of China. All of its activities shall be governed and protected by the laws, regulations and relevant rules and regulations of China. It shall also abide by all of the provisions of this Contract and the Articles of Association.
Article 6 The Joint Venture is a limited liability company. The liability of each party with respect to the Joint Venture shall be limited to its respective capital contribution required under this Contract, and the profits, risks and losses of the Joint Venture shall be shared by the Parties in proportion to their contributions to the registered capital.
Chapter 3 Representations and Warranties of the Parties
Article 7 Party A’s Representations
Party A has obtained all of the approvals, permits and authorizations necessary and has full power and authority to execute this Contract and other agreements to be executed under the Contract and perform its responsibilities and obligations hereunder and thereunder; however, the Contract shall not come into effect until being finally approved by the State-Owned Assets Supervision and Administration Committee of Liaoning Province.
Article 8 Party A’s Warranties
1. Party A warrants that all of the assets it invests in the Joint Venture are free of any flaw and not claimed by any third party, and Party A will undertake any loss thus incurred.
(1) Upon the execution of the Contract, the Safety Instruments Company will complete clear-up of all of its assets and will put all of the good assets (as provided in Appendix 3 to the Contract) confirmed by Party A and Party B into the Joint Venture as Party A’s contribution to the Joint Venture;
(2) The Safety Instruments Plant under Party A and its subsidiaries and the Safety Instruments Company will terminate all of the labor contracts with their employees at least a month prior to the Joint Venture’s formal employment of employees. All of the liabilities to their employees shall have been discharged before the execution of this Contract, including social insurances (including but not limited to retirement pension plan, medical insurance, unemployment insurance and worker’s injury insurance), housing fund, income tax, accrued wage, tax, salary, commission and payments related to employee’s benefit plan etc.;
(3) Upon the effectiveness of this Contract, the Safety Instruments Plant and Safety Instruments Company shall cease all of the production and operation activities. If necessary, the [Safety Instruments Rescue Company] shall be terminated and shall finish the procedures for merging into the Joint Venture in three months after the Establishment Date of the Joint Venture.
2. Party A warrants that it will contribute all of the good assets to the Joint Venture. Party A will have the complete ownership of the assets it intends to contribute to the Joint Venture and shall has the right to transfer the assets. These assets are free of mortgage right, pledge and lien to any person or other creditors’ rights. Furthermore, they are under no risk of accusation or administrative disposal.
3. Party A warrants that the assets it will contribute to the Joint Venture meet the requirements as described below:
(1) Fixed Assets: Including but not limited to machinery equipments, vehicles and office articles etc. (see Appendix 3 to the Contract for details). Party A possesses the complete property rights of these fixed assets and they are free of mortgage right, pledge and lien of any type of nature or other creditors’ rights. Their conditions and ages are correct as described in the Appendix. They shall be kept in good and normal operation condition and maintained regularly, when delivered as its contribution.
(2) Inventories: All of the inventories have been stored in good condition according to relevent governing laws, regulations and rules of governments, validly certified, ready for sale, serves the purposes as expected, and meet the requirements for normal operation both in quality and quantity.
(3) Receivables: Except the reserve for bad debts in normal operation, all of the receivables are true, which can be received in full amount in the course of normal operation (without any restrictions by any accusation, counterclaim or discount).
(4) Intangible assets: Intangible assets include invention, patent, trade mark, proposed trade mark, business name, copyright, industrial design, non-patent technology, name of enterprise, brand of enterprise, goodwill, qualification, market, certification mark, identifying appearance, style of enterprise and other intangible assets (regardless of the fact whether they have been registered).
Party A warrants that the Joint Venture possess all of the intangible assets to be invested and all of the applications related to them (including detailed information on the application of the registration of the intangible assets). All of these intangible assets do not involve infringement, and free and clear of all creditor’s rights or mortgage.
The intangible assets to be invested in the Joint Venture will be appraised by an appraisal institution agreed by both Parties, and shall be priced based on the Parties’ consultation.
(5) Party A warrants that there is no undisclosed losses with respect to the assets to be invested mentioned above.
(6) Party A warrants that all of the information it provided be correct and complete, free from any flaw, defect undiscovered by Party B or any possible economic loss.
Article 9 Before the Joint Venture relocates to its registered address, Party A will lease the operation premise of the Safety Instruments Plant to the Joint Venture as its operation premise. As the sole property owner of the premise, the Safety Instruments Plant herein warrants that it has never signed any document with any other party to lease, sublease, transfer or allow the use of the premise. The premise is free and clear of any mortgage, pledge, lien or other encumbrances to any person. The said assets are not under any risk of claim, arbitration or administrative proceedings.
Article 10 Party A warrants that its employees or its subsidiaries’ employees (excluding the Joint Venture) shall not directly or indirectly engage in businesses that are the same as or similar to the businesses of the Joint Venture. Unless being required by the Joint Venture, they will not involve in the said businesses in any manner.
Article 11 Party B’s Representations
Party B has obtained all of the approvals, permits and authorizations necessary and has full power and authority to execute the Contract and other agreements to be entered under the Contract and perform its responsibilities and obligations hereunder and thereunder; however, the Contract shall not come into effect until being approved by the State-Owned Assets Supervision and Administration Committee of Liaoning

Province.
Article 12 Party B’s Warranties

Should Party A implements its warranties hereunder, Party B shall inject funds into the Joint Venture as provided by the Contract.
Party B shall provide favorable price, when it transfers technologies to the Joint Venture as provided by the Contract.
Chapter 4 Total Amount of Investment and the Registered Capital
Article 13 The total amount of investment of the Joint Venture is expected to be RMB 250 million yuan, and the total investment for this term is RMB 120 million yuan.
Article 14 Investment contributed by the Parties is RMB 120 million yuan, which will be the registered capital of the Joint Venture.
     Of which:
     Party A shall contribute RMB 36 million Yuan, accounting for 30% of the registered capital; See the List of Assets (see Appendix 5 to the Contract) for details about Party A’s investment.
     Party B shall contribute RMB 84 million Yuan, accounting for 70% of the registered capital.
     Party B will contribute cash in US dollar as its investment. The exchange rate from RMB to US dollar shall be based on the exchange rate on the date of delivery (date of receipt) announced by the State Administration of Foreign Exchange.
Article 15 Should the value of the good assets invested by Party A in the Joint Venture exceeds RMB 36 million Yuan, as confirmed by both Parties, the Joint Venture shall purchase the portion that exceeds the value of RMB 36 million Yuan, by cash.
Article 16 Once the JV company is established, Party A should pay his 30% of capital contribution from the good assets immediately. Party B should pay his 20% capital injection of RMB16,800,000 yuan to the Joint Venture at the same time Party A’s contribution. The first capital injection date is expected to be December 20, 2006. Party B should pay his remaining 30% of capital of RMB25,200,000 yuan within 20 business days upon the compliance of relevant procedures with US Securities and Exchange Commission. The party B’s second capital injection date is expected to be April 15, 2007. The party B’s remaining 50% of capital of RMB42,000,000 yuan is expected to be made before the end of 2007.
Article 17 The Joint Venture’s capital account shall be the Bank of China, National Industrial and Commercial Bank of China, Construction Bank of China and Agriculture Bank of China or any other banks approved by Board of Directors. Both Party B’s investment in foreign currency and the Joint Venture’s income in foreign currency shall be deposited in the banks mentioned above. Party A shall help the Joint

Venture to exchange all of the foreign currencies into RMB in a timely manner to meet its demands for expenditures in China.
Article 18 After the Parties to the Joint Venture contribute their investment respectively, the Joint Venture shall engage qualified registered public accountant of China to verify their investments and to provide a verification report, issue an investment certificate respectively to each Party and file it with relevant government authorities in China.
Article 19 Party B shall not lose its status as the largest shareholder of the Joint Venture in three years as a result of transferring its equity in the Joint Venture. In case either Party to the Joint Venture intends to transfer all or part of its investment to a third party, prior consent shall be obtained from the other Party to the Joint Venture, and approval from the examination and approval authority is required. Should the other Party reject the transfer, it shall purchase the investment to be assigned; if such other Party fails to acquire the investment in given period, it shall be deemed that it has approved the transfer.
Article 20 The increase of the registered capital of the Joint Venture shall be approved by the Board of Directors and approved by relevant government authorities. After obtaining all of the approvals as required, the Joint Venture shall go through the registration procedure for increasing registered capital at relevant commerce and industry administration.
Chapter 5 Business Scope and Scale of the Joint Venture
Article 21 The business scope of the Joint Venture is: the manufacture of collective monitoring systems for safe production of coal mines, precaution testing instruments, a series of safety lamps, safety and rescuing instruments and equipment for coal mine safety and matching products, low-voltage power supply equipment for coal mines and comprehensive protective instruments, devices to draw and release gas, individual protection equipment and matching products; and the integration, development, design and technical consultations for network engineering, network systems and network software, installation and technical consultations for fire protection equipment, breathing apparatuses for medical use, pressure bottles, automatic resuscitators, oxygen forwarders, air compressors, oxygen filling pumps, fire escape devices, check meters for resuscitators and oxygen transmission devices, and training and simulation devices for fire protection and rescue drills.
Article 22 The development scale of the Joint Venture shall be subject to the provisions of the Feasibility Study Report of the Joint Venture.
The Board of Directors of the Joint Venture may adjust the development scale of the Joint Venture from time to time in its actual production and operation according to market demand, its ability to use related technologies, and other factors.
Chapter 6 Operation Premise of the Joint Venture
Article 23 The place of registration of the Joint Venture is No. 3, Binhe Rd., Fushun Economic Development Zone, Liaoning Province, China, and a plant will be built at the place of registration. During the construction period, the Joint Venture will rent all the existing plant buildings and equipments of the Safety Instruments Plant to conduct the production and operation activities with the lease term ending till the Joint Venture has moved to the new business premises. The monthly rental is RMB200,000 yuan, which shall be borne by the Joint Venture. If the JV desires to terminate the rental contract, it shall notify Party A and the Safety Instruments Plant three months in advance.
Article 24 During the construction period after the establishment of the Joint Venture, Party A shall be responsible for coordinating with the related authorities to provide the land for the construction of the premises, the supporting civil works and the facilities such as water, power and heating supply with preferential conditions.
Article 25 In accordance with the relevant provisions of Chinese government, the land use fees arising from the new business premises self-built by the Joint Venture shall be borne by the Joint Venture.
Chapter 7 Responsibilities of Both Parties to the Joint Venture
Article 26 In addition to performing the responsibilities provided for in the other terms of this Contract, Party A shall perform the following obligations as well:
1.	Going through all the licenses, approvals, permits and registration formalities necessary for the operation of the Joint Venture;

2.	Guaranteeing the completeness of the business premises and equipments of the Joint Venture to secure the continuity of the operation;

3.	Designating the managers, management personnel, technical personnel and other working personnel with certain qualifications and actual working experience to undertake the work of the Joint Venture after being examined and confirmed by the Joint Venture;

4.	Ensuring the changes of various qualifications necessary for the Joint Venture;

5.	Assisting the Joint Venture to go through the formalities related to the foreign exchange, customs, industry and commerce and taxation necessary for conducting the business activities in accordance with the provisions of this Contract; and

6.	Assisting the Joint Venture to go through the possible tax reduction, tax rebate and tax exemption formalities.
Article 27 In addition to performing the responsibilities provided for in the other terms of this Contract, Party B shall perform the following responsibilities as well:
1.	Designating the excellent management personnel and technical personnel to participate in the management of the Joint Venture upon its request; and

2.	Assisting the Joint Venture to explore the overseas market outside China and introduce advanced foreign technologies and products.

Chapter 8 Technology Transfer and Confidentiality
Article 28 The Joint Venture may execute a technology transfer agreement with Party A, Party B or any third party so as to obtain the advanced technologies, patents and know-hows necessary for achieving the operation purpose and the business scope and scale provided for in this Contract. The transfer price for the technology transfer between either Party A or Party B and the Joint Venture shall be determined on the basis of negotiation. The Joint Venture’s external selling of the know-hows or key technologies that were in the possession of Party A before the Joint Venture was established and were contributed into the Joint Venture afterwards shall be subject to the unanimous consent by the Board of Directors.
Article 29 The inventions, know-hows or patents obtained by the Joint Venture during its operation shall vest in the Joint Venture, and all the relevant information shall be independently kept by the Joint Venture.
Article 30 The confidentiality for the patents or know-hows obtained by the Joint Venture through the technology transfer agreement shall be handled in accordance with the provisions of the relevant transfer agreement executed between the Parties.
Article 31 Without the approval by the Joint Venture, neither Party to the Joint Venture may use the expertise in the possession of the Joint Venture. Should any Party to the Joint Venture intend to use such expertise of the Joint Venture, it must execute the technology transfer agreement with the Joint Venture and perform the confidentiality clause provided for in the agreement, and the Joint Venture will collect the technology use or transfer fees at a preferential price.
Article 32 The Parties to the Joint Venture shall request the personnel respectively designated by them to work in the Joint Venture to perform the confidentiality duties for the said expertise.
Chapter 9 Management of Technologies, Know-hows and Patents
Article 33 The ownership of the inventions, software or inventions or improvements of know-hows formed by the employees, subcontractors or agents of the Joint Venture when working for the Joint Venture shall vest in the Joint Venture, and the application for the intellectual property rights related hereto shall be made in the name of the Joint Venture.
Article 34 The intangible assets used by Party A for investment, such as the technological achievements, know-hows, patents, etc., shall be transferred to the Joint Venture upon the effectiveness of the Contract and be exclusively owned and used by the Joint Venture. The use of such intangible assets by any third party shall be subject to the approval by the Board of Directors of the Joint Venture.
Chapter 10 Procurement and Sale of the Joint Venture
Article 35 The raw materials and equipments needed by the Joint Venture shall be purchased in China on a priority basis. The Joint Venture shall strive for the same prices for its procurement inside China as enjoyed by the other enterprises in China, and the payment shall be made in RMB. Should the commodities procured in the

Chinese market fail to meet the Joint Venture’s requirements (including but not limited to the price, quantity, quality, performance and usability), the Joint Venture may procure them from Party B at the preferential prices. However, in case that Party B’s price is higher than the price in the international market, the Joint Venture may make the procurement in the international market by itself. In case of the procurement in the international market, the Joint Venture shall inform Party B of the prices and conditions.
Article 36 The Joint Venture’s products may be sold inside or outside China by the Joint Venture and its subsidiaries or by both Parties to the Joint Venture or any third party as an agent based on due entrustment. Under the condition of competitiveness, the prices of the said products shall ensure the profitability of the Joint Venture’s operation. With the consent and guidance by Party B, the Joint Venture may sell Party B’s products, and ensure the profitability of the Joint Venture’s operation.
Chapter 11 The Board of Directors
Article 37 The date of registration of the Joint Venture shall be the date of the establishment of the Board of Directors of the Joint Venture. The highest authority of the Joint Venture shall be its Board of Directors. It shall decide all of major issues concerning the Joint Venture. Its major roles and authorities are set forth as below:
1.	making decisions on and approving important reports (like production plans, annual operation reports and capital plans etc.) prepared by managerial departments;

2.	approving annual financial statements, income and expenditure budgets and schemes of annual profit distribution;

3.	approving the major rules and regulations of the Company;

4.	concluding labor contracts;

5.	making decisions on establishing subsidiaries;

6.	discussing and approving amendments to the Articles of Association of the Joint Venture;

7.	discussing and making decisions on issues related to the suspension or termination of the Joint Venture and its merging with another economic organization;

8.	making decisions on engaging senior management like the General Manager, Deputy General Manager, Chief Engineering, Chief Accountant and auditor etc.;

9.	taking charge of the liquidation of the Joint Venture at the moment of its termination and expiration;

10.	dealing with other important issues subject to the decision(s) of the Board of Directors.

Article 38 The Board of Directors is composed of 7 directors, of which 2 shall be appointed by Party A, 5 by Party B. The Chairman of the Board shall be appointed by Party B, and its Vice-Chairman by Party A. The term of office for the directors, Chairman and Vice-Chairman is four years, and their term of office may be renewed if continuously appointed by the relevant Party.
Article 39 The Chairman of the Board is the legal representative of the Joint Venture.
The Chairman of the Board is empowered to:
1.	convene and preside meetings of the Board;

2.	supervise the implementation of the Board’s resolutions;

3.	issue the certificate of investment in the Joint Venture;

4.	sign and approve the Board’s documents and other documents to be signed by the legal representative;

5.	exercise other rights authorized by the Board of Directors.
Should the Chairman be unable to exercise his responsibilities for any reason, he/she may temporarily authorize the Vice-Chairman as the representative.
Article 40 Any director of the Board may entrust another person to attend the Board meeting and excise the director’s rights on his/her behalf. In such condition, a power of attorney shall be submitted to the Board.
Article 41 Each director shall have one vote and any decision shall be approved by the majority of the directors attending the meeting in person or by proxy. However, major matters shall be approved by all of the directors unanimously either in person or in proxy. Major matters include the following:
1.	amendment to any term of the Article of Association of the Joint Venture;

2.	termination and dissolution of the Joint Venture;

3.	increase or assignment of the registered capital of the Joint Venture;

4.	a merge with or separation from the Joint Venture;

5.	the profit distribution scheme of the Joint Venture;

6.	any conclusion of a contract with the contract price over RMB 5 million yuan by either Party to the Joint Venture or its associated person(s);

7.	any establishment or revocation of any subsidiary or branch of the Joint Venture;

8.	any significant investment or financing by the Joint Venture.
Article 42 Approval by a one-half majority of the Board is required for decision(s)

on the following issues:
1.	the engagement, dismissal, remuneration and bonuses of the General Manager, Deputy General Manager, Chief Engineer, Chief Accountant and Chief Officer of Human Resources of the Joint Venture;

2.	decisions on the budget of, or approval of the final accounts of, the Joint Venture;

3.	any change of the business scope of the Joint Venture;

4.	establishment of the managerial organization, structure and key rules and regulations of the Joint Venture.
Article 43 The Board of Directors shall convene and hold meetings at least once each 6-month period. The Chairman of the Board shall convene and preside over each meeting of the Board. Should the Chairman be unable to convene or preside over any meeting of the Board, then the Vice-Chairman shall convene or hold the relevant Board meeting. The Board shall also have an interim meeting of the Board if requested to do so by the Chairman or at least one-third (1/3) of the Directors when necessary, in special circumstances.
The attendance of more than two-third of directors is required to convene a Board’s meeting.
Board’s meeting is usually held at the registered address of the Joint Venture and may be convened at other places as decided by the Board.
Notice on Board’s meeting shall be made by fax and E-mail etc. to inform specific meeting agenda, date and place of the meeting. All of the meetings shall have written records, which shall be signed and confirmed by the directors attending the meetings.
Chapter 12 Business Management
Article 44 The Joint Venture shall adopt a management system under which the General Manger shall be responsible, and shall be supervised by the Board of Directors. The joint Venture shall have one General Manager and several Deputy General Managers, nominated by Party A and Party B; Chief Accountant and Chief Officer of Human Resource shall be nominated by Party B. These managerial officers whose terms of office shall be 4 years, and shall be appointed by the Board of Directors and may be reappointed upon the Board’s approval. The employment terms shall be governed by the employment agreement.
Article 45 The responsibility of the General Manager is to carry out the decisions of the Board and organize and conduct the daily operation and management of the Joint Venture. The Deputy General Managers shall assist the General Manager in his work.
Several department managers may be established under the management office. The department managers shall be responsible for the work in various departments of the Joint Venture respectively, handle the matters handed over by the General Manager and Deputy General Managers and shall be responsible to them. Department managers shall be appointed by the General Manager.
Article 46 In the case of grave or serious derelictions of duty, failure or inability to perform the duties of, or to run the Joint Venture successfully, on the part of the General Manager, Deputy General Managers, Chief Accountant and Chief Officer of Human Resources, the Board of Directors shall have the authority and power to replace any such officer at any time.
Article 47 Each key Employee of the Joint Venture shall enter into an Employment Agreement forKey Employee (See Appendix 4 to the Contract) with the Joint Venture to set forth the rights and obligations of the key employee and the Joint Venture.
Chapter 13 Labor Management
Article 48 In the first recruitment of employees of the Joint Venture, Party A shall enjoy the priority to recommend candidate for the Joint Venture, who may be employed by the Joint Venture once they pass the examination organized by the Joint Venture. The Joint Venture shall work together with Party A and Party B to select, examine and recruit employees. When conducting recruitment activities on the date of its establishment, the Joint Venture shall give a priority to Party A’s employees, and the number of Party A’s employees employed by the Joint Venture shall not be less than 90% of the the number of formal employees (see Appendix 6) of the Safety Instruments Plant as of October 31, 2006.
Article 49 The employment, dismissal and resignation of the staff and workers of the Joint Venture, and their salary, welfare, labor insurance, labor protection, labor discipline and other matters shall be decided by the Board of Directors and then covered in labor contracts between the staff and the Joint Venture in compliance with “Regulations of the People’s Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment” and its implementation rules.
Article 50 The employment, wages, social insurance, welfare, standard of business traveling costs and other matters concerning the senior administrative personnel recommended by Party A and Party B shall be subject to the discussion and decision of the Board of Directors.
Article 51 The administrative personnel and staff of the Joint Venture are not allowed to receive sideline appointment directly or indirectly from companies other than the Joint Venture with a view to conducting operation activities of any nature.
Chapter 14 Annual Operation Plan and Budget
Article 34 The General Manager shall be responsible for preparing an annual operation plan and budget of the Joint Venture. The annual operation plan and budget of the Joint Venture for the coming financial year shall be submitted to the Board of Directors for examination and approval before November 1 of each year.

Article 35 The Board of Directors shall complete the examination and approval of the annual operation plan and budget for the next year before December 31 of each year. The General Manager shall be responsible for carrying out the annual operation plan and budget approved by the Board.
Chapter 15 Taxation, Three Funds and Profit distribution
Article 54 The Joint Venture shall pay taxes in accordance with the provisions of Chinese laws and other relative regulations. The Parties shall use their best effort to obtain the benefits of tax deduction and exemption.
Article 55 Besides reserves used to fill up all of the accumulated losses of previous years and perform tax obligations according to related laws and regulations of China, allocation to the reserve funds, the enterprise development funds, and bonuses and welfare funds for staff and workers shall be set aside by the Company. The annual proportion of allocations shall be decided by the Board of Directors in accordance with Chinese law and the financial situation of the Joint Venture.
Article 56 After performing tax obligations required and setting aside the three funds, the Joint Venture shall declare the balance of its profit as distributable dividend to Party A and Party B. Within three months following each fiscal year, the General Manager shall propose a profit distribution plan to the Board of Directors for its reference, approval or amendment. While drafting the plan, the General Manager shall take into account whether the Joint Venture has enough funds to pay the dividends planned while meeting the demands of the capital expenditures of the annual budget and cash flow that has been approved for current budget year. No profit shall be distributed before all of the losses of pervious fiscal years are filled up. Undistributed profits of previous years may be distributed together with current year’s profits and the Board of Directors may approve the distribution of undistributed profits of pervious years at any time.
Article 57 The distributable profits shall be distributed according to the proportion of each Party’s respective shares of the registered capital at the time of the distribution. Dividend allocated to Party B shall be paid in US dollar in accordance with governing laws of China. The payment shall be exchanged from RMB to US dollar at the rate announced by People’s Bank of China on the declaration date.
Chapter 16 Financial Affairs and Accounting
Article 58 The finance and accounting system and foreign exchange management of the Joint Venture shall be handled in accordance with relevant laws and regulations of the People’s Republic of China. The Chief Accountant is responsible for managing the finance of the Joint Venture.
Article 59 The accounting of the Joint Venture shall adopt the internationally used accrual basis and debit and credit accounting system in their work. All of the vouchers, receipts, accounting statements and reports, accounting books shall be written in Chinese and English according to the requirements of the Joint Venture. Its income and expenditure in RMB and US dollar shall be recorded separately and unified in RMB for accounting purpose. The fiscal year of the Joint Venture shall be from January 1 to December 31 in each calendar year.

Article 60 For the purpose of monitoring the financial condition of the Joint Venture, both Parties to the Joint Venture reserve the rights to examine and duplicate any and all necessary or related accounting books, records, receipts, agreements and documents. Each Party may examine or copy materials required during the normal working hours of the Joint Venture, but unreasonable disturbance of the business and operation of the Joint Venture is not allowed. Either Party may exercise the aforesaid rights by its agent, employee or the independent accounting firm appointed by the Party.
Article 61 The Joint Venture is obliged to prepare the following statements and provide them to both Party A and Party B:
1.	In the first five days after the end of each fiscal year, the Joint Venture shall prepare and provide the balance sheet as of the fiscal year and the profit and loss statement and statement of cash flow of the fiscal year that has just ended before they are audited.

2.	In the first five days after the end of each fiscal quarter, the Joint Venture shall prepare and provide the balance sheet as of the fiscal quarter and the profit and loss statement (of the quarter and current year) before they are audited.

3.	In the first five days after the end of each month, the Joint Venture shall prepare and provide the profit and loss statement of the month and report on the financial results estimated for the coming period of current fiscal quarter, including but not limited to the number of staff, revenue, balance of cash and expenditure.

4.	Should the Joint Venture fails to provide the said statements and reports on time, it shall arrange schedule to provide the statements and reports after their expiration.
Article 62 Upon approval of the Board, the Joint Venture may invite an accounting firm accepted by both Parties to undertake its audit matters and to report the auditing results to the Board and General Manager.
Either Party of the Joint Venture has the right to appoint independently on its behalf and at its expense an accountant, to audit the operation of the Joint Venture twice a year. The Joint Venture shall cooperation on the audit.
Chapter 17 Bank Account and Foreign Exchange
Article 63 The Joint Venture shall open RMB accounts and foreign exchange accounts at banks permitted to engage such business in China. The Joint Venture’s procedure to issue checks is subject to the decision of the Board of Directors. With the approval of related governmental authorities, the Joint Venture may also open foreign exchange accounts at overseas banks appointed by the Board.
Article 64 All of the income of the Joint Venture in foreign currency shall be deposited to its foreign exchange accounts and all of its payment in foreign currency shall be remitted from its foreign exchange accounts.

Chapter 18 Confidential and Non-Competition Provisions
Article 65 Both Parties acknowledge and agree that it is unavoidable for either Party to disclose the Confidential Information while performing its obligations in accordance with the Contract and other agreements and documents required to be executed by the Parties under the Contract. Each Party may only use the confidential information solely for the prescribed purposes in accordance with the Contract and other agreements or documents required to be executed by the Parties under the Contract. Without the advanced written permit of the Party providing the Confidential Information, the receiving Party shall not disclose the Confidential Information to any third party. However, if it is necessary for either Party to provide the Confidential Information it has received to any of its Affiliated Companies in the course of performing any of its obligations under the Contract, the Articles of Association, or other agreements or documents stipulated by the Contract, it shall have the right to disclose the Confidential Information to the Affiliated Company upon conclusion of a confidential agreement between the latter and the Party providing the Confidential Information.
The confidential obligation of this Article shall continue to be effective in the term of the Joint Venture and for five years after the termination of the Contract.
Article 66 After the establishment of the Joint Venture, Party A and its affiliated enterprises guarantee that they shall cease to engage in any business similar or competitive to the business of the Joint Venture or to be involved in any of such business in any manner, unless with the approval of the Board of Directors of the Joint Venture.
Chapter 19 The Term of the Joint Venture
Article 67 The term of the Joint Venture is 50 years, commencing on the date of issuance of the business license of the Joint Venture.
Article 68 If both Parties agree to extend the term of the Joint Venture, a written application shall be submitted to the Approval Authority six months prior to the expiry date of the term of the Joint Venture upon resolution of the meeting of the Board of Directors. With the approval of the Approval Authority, the term may be extended and the formalities for alteration of registration shall be completed with the authority in charge of administration for industry and commerce.
Chapter 20 Early Termination
Article 69 This Contract may be terminated prior to its expiration under any of the following circumstances:
1.	If either Party is ordered by any pertinent governmental authority to suspend operation, is dissolved for liquidation, or goes bankrupt, such Party shall have the right to terminate this Contract by serving a termination notice;

2.	If either Party is in serious breach of this Contract or the Articles of Association, rendering the Joint Venture unable to continue its operations or to realize the operation goals stipulated hereunder, then the performing Party shall have the right to terminate this Contract by serving a termination notice;

3.	If both Party A and Party B agree that the termination of the operation of the Joint Venture is to the greatest interests of both Parties, the operation of the Joint Venture may be early terminated; the early termination of the operation of the Joint Venture requires the unanimous approval of the Board of Directors and the approval of the Approval Authority originally approving this Contract;

4.	If an event of Force Majeure prevails for more than 90 days, rendering the Joint Venture unable to continue its operations, then, with the unanimous approval of the Board of Directors and the approval of the Approval Authority originally approving the Contract, the Joint Venture may be early dissolved.
Chapter 21 Dissolution and Liquidation
Article 70 Should the term of the Joint Venture not be extended upon expiration of thereof, or should it be early terminated and dissolved, the Board of Directors shall form a liquidation committee to propose the liquidation procedures.
Article 71 The assets of the Joint Venture shall be liquidated based on their book values as of the time of liquidation. The cash assets shall be distributed in cash. Other assets, including receivables, shall be exchanged into cash at the highest prices available in Chinese or international markets. After all debts are discharged, the liquidation assets shall be distributed to Party A and Party B in proportion to their investments in the Joint Venture. The Joint Venture shall remit the distribution to the deposit bank of each Party immediately upon the completion of assets distribution. The patented technologies of the Joint Venture shall be evaluated by the evaluation organization appointed by the liquidation committee and sold out, and the income from the sale shall be distributed to each Party according to the proportion of its investment in the Joint Venture.
Article 72 If the Joint Venture is still in possession of any asset or any product in any of its distribution regions at the time of termination of the Contract, the Parties may purchase such asset or product at a price no more than its cost of purchase and agreed by the Joint Venture and the income generated therefrom shall be deemed as liquidation asset.
Article 73 Articles 71 and 72 shall be applicable upon termination of the Contract, and either Party shall have the preemptive right to purchase the assets distributed to the other Party in the liquidation.
Article 74 Upon the completion of the liquidation and effective dissolution of the Joint Venture, a written document shall be executed by the duly authorized representatives of Party A and Party B for termination of the Contract, the Articles of Association, and all other agreements stipulated by this Contract.
Chapter 22 Liability for Breach of Contract

Article 75 If either Party fails to perform any of its obligations provided by the Contract or the Articles of Association other than as a result of an event of Force Majeure, or any representation or warranty made by either Party hereunder is false or inaccurate, such Party shall be deemed to be in breach of this Contract.
Article 76 If a Party is in breach of this Contract, it is liable to indemnify and hold harmless the Joint Venture against any and all expenses, costs, liabilities or losses (including but not limited to profit loss) incurred by the Joint Venture as a result of the breach.
Article 77 If a Party is in breach of this Contract, it is liable to indemnify and hold harmless the performing Party against any and all expenses, costs, liabilities or losses (including but not limited to profit loss) incurred by the performing Party as a result of the breach.
Article 78 If a Party is in serious breach of any of the terms of the Contract or the Articles of Association for any reason other than an event of Force Majeure, thereby rendering the Joint Venture unable to continue its operations or to realize the operation goals set forth hereunder, such breach shall constitute a material breach. Under such condition, the other Party shall have the right to terminate the Contract according to the provisions hereof in addition to its right to claim for compensation from the breaching Party. Should both Parties still intend to continue the operations of the Joint Venture, the breaching Party shall compensate the economic losses of the Joint Venture.
Article 79 Either Party in breach of this Contract shall indemnify the other Party for all the economic losses. The breaching Party shall use its investment (equity) in the Joint Venture as a security for its liability for indemnification.
Article 80 In case both Parties are in breach of this Contract, each Party shall undertake its own breaching liabilities attributable to it.
Chapter 23 Force Majeure
Article 81 In the event that the performance of this Contract is directly affected by, or this Contract is unable to be performed as agreed due to, an earthquake, typhoon, flood, fire, war or other event of Force Majeure which are unforeseeable and of which the occurrence and consequences are unpreventable and unavoidable, the Party sustaining such Force Majeure shall notify the other party by telegram without any delay, and, within 15 days, provide to the other Party with the detailed information of the event and a valid written evidence showing the damage or impact to the operations of the Joint Venture. Both Parties shall, through consultations, decide whether to dissolve the Joint Venture or to partially exempt or temporarily defer the business operations of the Joint Venture, or to cease the business operations of the Joint Venture, according to the degree of damage or impact of the event to the Joint Venture.
Chapter 24 Applicable Law
Article 82 The formation, validity, interpretation, and execution of this Contract and the settlement of disputes in respect of this Contract shall be governed by the laws of the People’s Republic of China. Where Chinese laws are silent on any particular matter, reference shall be made to general international practices.
Chapter 25 Special Provisions
Article 83 Both Parties agree that, after the formal establishment of the Joint Venture, the good assets confirmed by both Parties and in excess of the amount of capital contribution of made by Party A shall be purchased with cash in the name of the Joint Venture. The agreement of trade price (Appendix 7) shall be signed and come into effect together with this Contract. The Joint Venture shall complete the purchase of the good tangible assets of Fushun Safety Instruments and Rescue Company within three months at the price to be negotiated based on the results of asset evaluation (the assets of Fushun Safety Instruments and Rescue Company are not covered by the deal hereunder.) After Party A’s receivables are transferred to the Joint Venture after the evaluation, the Joint Venture is liable for any and all the costs arising from collecting the receivables.
Article 84 If any of the terms of the Contract cannot be executed partially or fully due to the amendments of the relevant laws and rules of the Chinese government or American government or the change of said governments, the Party affected shall inform the other Party immediately and provide related documents for its reference.
In case of the occurrence of the aforesaid situation, both Parties shall amend the Contract accordingly through negotiation for keeping each Party free from any loss. Should either Party refuse to make such amendment, the other Party shall have the right to terminate the Contract according to Article 69 of this Contract, provided that it shall give a written notice to the other Party 30 days in advance.
Article 85 Both Parties agree that the consideration for all of Party A’s good assets (including fixed assets, intangible assets, receivables, and inventories) is confirmed to be RMB 66,660,000 Yuan (based on the valuation cut-off date of Oct. 31, 2006). Apart from the capital contribution of RMB 36,000,000 Yuan, the remaining balance of the good assets with a value of RMB 30,660,000 Yuan shall be purchased by the Joint Venture from Party A.
Chapter 26 Settlement of Disputes
Article 86 Any dispute arising in the performance of this Contract shall be settled through consultations between both Parties. In case no settlement can be reached through consultations in 60 days, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules. The arbitral award is final. During the arbitration, the Contract shall continue to be performed by both Parties except for the matters in dispute.
Chapter 27 Language
Article 87 The Contract shall be written in Chinese and English. Both language versions are equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.

Chapter 28 Effectiveness of the Contract and Miscellaneous
Article 88 The Safety Instruments Plant is responsible for confirming this Contract (see Appendix 5 to the Contract for details), and guarantees to perform the obligations hereunder relating to it.
Article 89 This Contract, including the agenda, documents and lists appended hereto, shall only come into effect after signed by the representatives authorized by both Parties and approved by the relevant authorities of China.
Article 90 The Appendices hereto are an integral part of this Contract and are equally effective with this Contract.
Article 91 Any amendment to the Contract and its appendices shall be made based on a writing agreement signed by both Parties, which shall only come into effect after approved by the authority originally approving this Contract.
Article 92 Notice from either Party to the other can be sent by telex or e-mail etc. Where a notice involves the material rights or obligations of the Parties, it shall also be served with a written document simultaneously. In case of mailed notice, post-paid registered airmail shall be used.
The legal addresses of Party A and Party B listed in this Contract shall be the addresses for notice.
Article 93 The Contract is signed in both English and Chinese versions in Shenyang, China by the authorized representatives of both Parties on December 10, 2006.
Article 94 The effective term of the Contract coincides with the term of the Joint Venture.
Article 95 The Contract comes into effect after both Parties set their hands and seals on it. This Contract shall have 4 counterparts, two of which shall be held by each Party.
Appendix 1 Articles of Association
Appendix 2 Report on Feasibility Study
Appendix 3 List of Assets Invested by Party A
Appendix 4 Employment Agreement for Key Employee
Appendix 5 Letter of Confirmation from Fushun Safety Instruments Plant
Appendix 6 Roster of Staff of Fushun Safety Instruments Plant (as of Oct. 31, 2006)
Appendix 7 Price List of Assets
Appendix 8 US GAAP Report for SEC Filing

Signature Page:
Signature & Seal:
Party A: Liaoning Coal Industry Group Co., Ltd.
Legal Representative:
December 10, 2006
Party B: RAE Systems (Asia) Ltd.
Legal Representative:
December 10, 2006